Exhibit 99.1

FOR IMMEDIATE RELEASE:

November 20, 2009

Media Contact:

Roger Johnson, Overstock.com, Inc.

+1 (801) 947-4430

rojohnson@overstock.com

Investor Contact:

Kevin Moon, Overstock.com, Inc.

+1 (801) 947-3282

kmoon@overstock.com

Overstock.com Announces Receipt of NASDAQ Notification Letter

SALT LAKE CITY — Overstock.com, Inc. (NASDAQ: OSTK) today announced that it received a letter on November 19, 2009 from the NASDAQ Stock Market (“NASDAQ”) notifying the company that it violated NASDAQ Listing Rules when it filed its Quarterly Report on Form 10-Q for the period ended September 30, 2009 because the filing wasn’t reviewed in accordance with Statement of Auditing Standards No. 100. The letter also notified the company that the filing did not contain the certifications required under sections 302 and 906 of the Sarbanes-Oxley Act of 2002.

Under NASDAQ rules, Overstock.com now has 60 calendar days, or until January 18, 2010, to submit to NASDAQ a plan to regain compliance with the NASDAQ Listing Rules. If NASDAQ accepts the company’s plan, Overstock.com will have until May 17, 2010 to regain compliance.

“As we discussed  on our November 18, 2009 conference call, we fully expected to receive this notification letter after we filed an unreviewed 10-Q,” said Jonathan Johnson, Overstock.com President. “I have talked with our listing analyst at NASDAQ and I expect that the plan we submit to the NASDAQ will be accepted and that the company will regain compliance well before the deadline.”

If NASDAQ does not accept the company’s plan, Overstock.com will have the opportunity to appeal that decision to the NASDAQ Hearings Panel.

About Overstock.com

Overstock.com, Inc. is an online retailer offering brand-name merchandise at discount prices.  The company offers its customers an opportunity to shop for bargains conveniently, while offering its suppliers an alternative inventory distribution channel.  Overstock.com, headquartered in Salt Lake City, is a publicly traded company listed on the NASDAQ Global Market System and can be found online at http://www.overstock.com. Overstock.com regularly posts information about the company and other related matters on its website under the heading “Investor Relations.”

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Overstock.com® is a registered trademark of Overstock.com, Inc.  Any other trademarks are the property of their respective owners.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical fact, including statements regarding our ability file a plan to the NASDAQ Stock Market by January 18, 2010, and regain compliance under NASDAQ Listing Rules by May 17, 2010.  Our Form 10-K/A for the year ended December 31, 2008 our subsequent quarterly reports on Form 10-Q, or any amendments thereto, and our other subsequent filings with the Securities and Exchange Commission identify important factors that could cause our actual results to differ materially from those contained in our projections, estimates or forward-looking statements.